Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION COMPLETES ACQUISITION OF SPECTRA-PHYSICS

Irvine, CA, – July 16, 2004 – Newport Corporation (Nasdaq: NEWP) today announced that it has completed its acquisition of Spectra-Physics from Thermo Electron Corporation (NYSE: TMO) for total consideration of $300 million. The final price is subject to a post-closing net asset adjustment.

Spectra-Physics represents substantially all of the optical technologies business of Thermo Electron. The purchase price is comprised of $200 million in cash, a $50 million promissory note bearing 5% interest and payable in 2009, and 3.2 million shares of Newport Corporation common stock, which are valued at $50 million based on the average share price of $15.53 for the 20 trading days ended two days prior to the closing of the transaction.

Specific information regarding expected transaction costs, integration costs and synergy savings, as well as financial guidance for the combined company, will be provided during the company’s second quarter earnings release conference call on Thursday, July 29.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to

Page 2 – Newport Corporation to Acquire Spectra-Physics

manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

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